PVH CORP. REPORTS 2024 FOURTH QUARTER RESULTS WITH REVENUE ABOVE GUIDANCE AND SOLID PERFORMANCE ACROSS THE BUSINESS; PROVIDES 2025 OUTLOOK

COMPANY ANNOUNCES $500 MILLION SHARE REPURCHASES IN 2025 PURSUANT TO ACCELERATED SHARE REPURCHASE AGREEMENTS

•2024 fourth quarter and full year revenue:
◦Fourth quarter revenue decreased 5% to $2.372 billion compared to the prior year period (decreased 2% on a constant currency basis), including a 3% decline from the 53rd week in 2023, and exceeded guidance of a decrease of 6% to 7% (decrease 4% to 5% on a constant currency basis)
◦Full year revenue decreased 6% to $8.653 billion compared to the prior year period (decreased 5% on a constant currency basis); guidance was a decrease of 6% to 7% (decrease 6% to 7% on a constant currency basis)
•2024 full year operating margin:
◦GAAP basis: 8.9% compared to guidance of 9.2%. Results include a pre-tax actuarial loss on retirement plans of $28 million not known at the time of guidance.
◦Non-GAAP basis: 10.0% compared to guidance of approximately flat to 10.1% in 2023
•2024 fourth quarter and full year EPS:
◦GAAP basis: $2.83 (fourth quarter) compared to guidance of $2.83 to $2.98 and $10.56 (full year) compared to guidance of $10.55 to $10.70. Results include the pre-tax actuarial loss on retirement plans referenced above.
◦Non-GAAP basis: $3.27 (fourth quarter) exceeded guidance of $3.05 to $3.20 and $11.74 (full year) exceeded guidance of $11.55 to $11.70
•2025 full year outlook:
◦Revenue: Projected to be flat to increase slightly (flat to increase slightly on a constant currency basis) compared to 2024.
◦Operating margin: Projected to be flat to increase slightly on a non-GAAP basis compared to 10.0% on a non-GAAP basis in 2024. Operating margin on a GAAP basis was 8.9% in 2024.
◦EPS: Projected to be in a range of $12.40 to $12.75 on a non-GAAP basis, including a negative impact of approximately $0.20 per share related to foreign currency translation.
•Completed approximately $500 million stock repurchases during 2024 and planning $500 million stock repurchases in 2025 pursuant to accelerated share repurchase (“ASR”) agreements.

New York - March 31, 2025 - PVH Corp. [NYSE: PVH] today reported its 2024 fourth quarter and full year results and provided its 2025 outlook.

Stefan Larsson, Chief Executive Officer, commented, “Driven by the strength of our two iconic global brands, Calvin Klein and TOMMY HILFIGER, and our disciplined execution of our PVH+ Plan, we finished the year strong and are well-positioned for 2025. In 2024, we beat our EPS guidance on a non-GAAP basis and delivered better-than-expected revenue in constant currency, with record gross margins and double-digit non-GAAP EBIT margin. In a challenging macro, we delivered another year of strong profitability in North America, drove sequential improvements in our wholesale order books in Europe while improving our quality of sales, and we achieved our third consecutive year of growth in Asia Pacific, on a constant currency basis.”

Larsson continued, “Looking ahead, we are positioning the Company for long-term, sustainable growth and remain relentlessly focused on fueling our brand-building consumer flywheel to unlock our full potential around the world. In North America, we will continue to drive a double-digit EBIT margin, in Europe our Fall ‘25 order books are back to growth, and in Asia Pacific we will continue to focus on driving strong consumer engagement across our diversified business in the region. I want to thank our teams globally for all their hard work as we take this major step toward delivering on our vision.”

Zac Coughlin, Chief Financial Officer, said, “For the full year 2024, we delivered on the commitments we set out at the beginning of the year, despite a tougher than expected macroeconomic backdrop. We leaned into the next level of PVH+ Plan execution across the Company to create value by increasing quality of sales and driving gross margin improvements and cost efficiencies to deliver significant cash flow from operations. Reflecting our conviction in our long-term growth potential and our strong balance sheet, we repurchased $500 million in stock during 2024, and we will be separately announcing our intent to repurchase $500 million in additional shares through ASR agreements in 2025 to opportunistically capture our attractive valuation and deliver returns for shareholders.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Fourth Quarter Review:
•Revenue decreased 5% compared to the prior year period (decreased 2% on a constant currency basis), including a 3% decline from the 53rd week in 2023 and a 1% decline resulting from the sale of the Heritage Brands women’s intimates business in November 2023. Overall revenue in the Company’s international businesses decreased 6% compared to the prior year period (decreased 3% on a constant currency basis), including a 3% decline from the 53rd week in 2023. In North America, revenue in the Tommy Hilfiger and Calvin Klein businesses combined increased 1% compared to the prior year period, as the benefit from a shift in timing of wholesale shipments from the third quarter into the fourth quarter was largely offset by a decline from the 53rd week in 2023.

◦Direct-to-consumer revenue decreased 5% compared to the prior year period (decreased 2% on a constant currency basis), including a 4% decline from the impact of the 53rd week in 2023. Revenue in the Company’s owned and operated stores decreased 4% compared to the prior year period (decreased 1% on a constant currency basis). Revenue in the Company’s owned and operated digital commerce business decreased 10% compared to the prior year period (decreased 8% on a constant currency basis), as growth in North America was more than offset by the continuation of the Company’s planned strategic reduction of sales in Europe to drive overall higher quality of sales in the region.

◦Wholesale revenue decreased 5% compared to the prior year period (decreased 2% on a constant currency basis), including a 2% reduction resulting from the sale of the Heritage Brands women's intimates business. The decline also reflects the continued strategic reduction of sales in Europe to drive overall higher quality of sales in the region partially offset by the impact of the timing of wholesale shipments in North America discussed above.

•Gross margin was 58.2% compared to 60.3% in the prior year period. The decrease reflects the impacts of an increased promotional environment, an unfavorable shift in channel mix, and higher freight costs.

•Inventory increased 6% compared to the prior year period primarily due to a purposeful investment in core inventory to improve overall availability and lean inventory levels in the prior year period.

Fourth Quarter Consolidated Results:
•Revenue of $2.372 billion decreased 5% compared to $2.490 billion in the prior year period (decreased 2% on a constant currency basis), including a 3% decline from the 53rd week in 2023 and a 1% decline resulting from the sale of the Heritage Brands women’s intimates business.

◦Tommy Hilfiger revenue decreased 5% compared to the prior year period (decreased 3% on a constant currency basis).
▪Tommy Hilfiger International revenue decreased 7% (decreased 4% on a constant currency basis).
▪Tommy Hilfiger North America revenue was flat.

◦Calvin Klein revenue decreased 2% compared to the prior year period (increased 1% on a constant currency basis).

▪Calvin Klein International revenue decreased 4% (decreased 1% on a constant currency basis).
▪Calvin Klein North America revenue increased 3% primarily driven by the timing of wholesale shipments discussed above.

◦Heritage Brands revenue decreased 41% compared to the prior year period, which included a 28% decrease resulting from the sale of the Heritage Brands women's intimates business.

•Earnings before interest and taxes (“EBIT”) on a GAAP basis was $210 million, inclusive of an $8 million negative impact attributable to foreign currency translation, compared to $357 million in the prior year period. Included in the fourth quarter was a recognized actuarial loss on retirement plans of $28 million and included in the prior year period was a recognized actuarial gain on retirement plans of $46 million. EBIT on a GAAP basis for these periods also included the other amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excluded these amounts.

EBIT on a non-GAAP basis was $244 million, inclusive of the $8 million negative impact attributable to foreign currency translation, compared to $301 million in the prior year period. The decrease was primarily driven by the revenue and gross margin declines discussed above. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Earnings per share (“EPS”)

◦GAAP basis: $2.83 compared to $4.55 in the prior year period.

◦Non-GAAP basis: $3.27 compared to $3.72 in the prior year period.

EPS on both a GAAP and a non-GAAP basis for the fourth quarter of 2024 includes the negative impact of $0.12 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also includes the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excluded these amounts.

•Interest expense decreased to $14 million from $20 million in the prior year period.

•Effective tax rate was 20.0% on a GAAP basis compared to 19.3% in the prior year period. The effective tax rate was 21.4% on a non-GAAP basis compared to 21.1% in the prior year period.

Full Year 2024 Consolidated Results:
•Revenue decreased 6% to $8.653 billion compared to 2023 (decreased 5% on a constant currency basis), including a 2% decline resulting from the sale of the Heritage Brands women’s intimates business and a 1% decline from the 53rd week in 2023.

◦Tommy Hilfiger revenue decreased 5% compared to 2023 (decreased 4% on a constant currency basis).
▪Tommy Hilfiger International revenue decreased 7% (decreased 6% on a constant currency basis) as the planned strategic reduction of sales in Europe to drive overall higher quality of sales in the region weighed more heavily on the Tommy Hilfiger business.
▪Tommy Hilfiger North America revenue was flat.

◦Calvin Klein revenue decreased 1% compared to 2023 (flat on a constant currency basis).
▪Calvin Klein International revenue decreased 2% (flat on a constant currency basis).
▪Calvin Klein North America revenue decreased 1%.

◦Heritage Brands revenue decreased 57% compared to 2023, including a 45% decrease resulting from the sale of the Heritage Brands women's intimates business.

•EBIT on a GAAP basis was $772 million, inclusive of a $12 million negative impact due to foreign currency translation, compared to $929 million in 2023. These results included the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excluded these amounts.

EBIT on a non-GAAP basis was $865 million, inclusive of the $12 million negative impact due to foreign currency translation, compared to $931 million in 2023. The impact of the revenue decline discussed above was partly offset by a 120 basis point improvement in gross margin primarily driven by a favorable shift in channel mix and lower product costs. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•EPS

◦GAAP basis: $10.56 compared to $10.76 in 2023.

◦Non-GAAP basis: $11.74 compared to $10.68 in 2023.

EPS on both a GAAP and a non-GAAP basis for 2024 includes the negative impact of $0.18 per share related to foreign currency translation.

EPS on a GAAP basis for 2023 and 2024 also include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excluded these amounts.

•Interest expense decreased to $67 million from $88 million in 2023 primarily due to the repayment in 2023 of the $100 million 7 3/4% debentures and an increase in interest income.

•Effective tax rate was 15.2% on a GAAP basis compared to 21.1% in 2023. The effective tax rate was 16.7% on a non-GAAP basis compared to 21.9% in 2023. The decline in the tax rates on a GAAP and non-GAAP basis compared to 2023 is primarily due to a tax benefit in the second quarter of 2024 related to the favorable settlement of a multi-year audit in an international jurisdiction.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 2.4 million shares of its common stock for $247 million during the fourth quarter of 2024, bringing total share repurchases for the full year 2024 to 4.7 million shares for approximately $500 million.

The Company will be separately announcing its intention to enter into ASR agreements with one or more dealers in April 2025 to repurchase $500 million of shares of its common stock in 2025. The ASR agreements will be included under the Company’s current $5 billion stock repurchase authorization approved by the Board of Directors, of which $1.8 billion remained available for share repurchases as of February 2, 2025.

2025 Outlook:
Full Year 2025 Guidance
•Revenue is projected to be flat to increase slightly compared to 2024 (flat to increase slightly on a constant currency basis).

•Operating margin is projected to be flat to increase slightly on a non-GAAP basis compared to 10.0% on a non-GAAP basis in 2024. Operating margin on a GAAP basis was 8.9% in 2024.

•EPS is projected to be in a range of $12.40 to $12.75 on a non-GAAP basis compared to $10.56 on a GAAP basis and $11.74 on a non-GAAP basis in 2024. The 2025 EPS projection includes the estimated negative impact of approximately $0.20 per share related to foreign currency translation. EPS on a GAAP basis for 2024 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for 2024 excluded these amounts.

•Interest expense is projected to increase to approximately $85 million compared to $67 million in 2024 primarily due to the impact of funding the accelerated share repurchase program discussed above.

•Effective tax rate is projected to be approximately 22%.

First Quarter 2025 Guidance
•Revenue is projected to be flat to decrease 2% compared to the first quarter of 2024 (flat to decrease 1% on a constant currency basis).

•EPS is projected to be in a range of $2.10 to $2.25 on a non-GAAP basis compared to $2.59 on a GAAP basis and $2.45 on a non-GAAP basis in the first quarter of 2024. The first quarter 2025 EPS projection includes the estimated negative impact of approximately $0.05 per share related to foreign currency translation. EPS on a GAAP basis for the first quarter of 2024 included the amount described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis excluded this amount.

•Interest expense is projected to increase to approximately $20 million compared to $18 million in the first quarter of 2024.

•Effective tax rate is projected to be approximately 18%.

The Company is unable to project full year 2025 operating margin and full year and first quarter 2025 EPS on a GAAP basis without unreasonable efforts as there are significant uncertainties with respect to the amount and timing of the restructuring costs to be incurred during 2025 in connection with the Growth Driver 5 Actions defined later in this release. As such, the Company is unable to provide a full reconciliation of its full year 2025 operating margin and full year and first quarter 2025 EPS guidance on a non-GAAP basis to the corresponding measures on a GAAP basis.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax loss of $28 million recorded in the fourth quarter of 2024 related to the recognized actuarial loss on retirement plans.
•Pre-tax net restructuring costs totaling $24 million incurred in 2024 consisting principally of severance and the gain on the sale of a warehouse and distribution center in the third quarter in connection with the Company’s multi-year initiative announced in 2024 to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the “Growth Driver 5 Actions”), of which $15 million was incurred in the second quarter, $3 million was incurred in the third quarter, and $6 million was incurred in the fourth quarter.
•Pre-tax costs of $51 million incurred in the third quarter of 2024 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger.
•Pre-tax gain of $10 million recorded in the first quarter of 2024 in connection with the Company’s sale of the Heritage Brands women’s intimates business.
•Pre-tax gain of $46 million recorded in the fourth quarter of 2023 related to the recognized actuarial gain on retirement plans.
•Pre-tax net gain of $13 million recorded in the fourth quarter of 2023 in connection with the sale of the Company’s Heritage Brands women's intimates business, which includes a gain on the sale, less costs to sell, and severance and other termination benefits associated with the transaction.
•Pre-tax restructuring costs of $61 million incurred in 2023 consisting principally of severance related to actions taken in the second and third quarters of 2023 under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $39 million was incurred in the second quarter, $19 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 6 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts. Reconciliations of the Company’s full year and fourth quarter 2024 previous guidance are included in the third quarter earnings release filed on Form 8-K dated December 4, 2024.

Investor Contact:
Sheryl Freeman
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its fourth quarter earnings release on Tuesday, April 1, 2025 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, the 2021 sale of assets of, and exit from, its Heritage Brands menswear and retail businesses, the November 2023 sale of the Heritage Brands women’s intimate apparel business to focus on its Calvin Klein and Tommy Hilfiger businesses and its current multi-year initiative to simplify its operating model; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced, in-process plan to bring in house a significant portion of the product categories that are or had been licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) restrictions, including quotas and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ values; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; (xviii) the impacts of the decision by China’s Ministry of Commerce to place the Company on the List of Unreliable Entities, including the impact of any fines imposed, or restrictions or prohibitions on the Company that have the effect of limiting or prohibiting its ability to do business in China; and (xix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

Net sales	$2,256.8	$2,369.7	$8,203.1	$8,751.8
Royalty revenue	94.4	95.4	361.2	368.2
Advertising and other revenue	20.4	24.8	88.6	97.7
Total revenue	$2,371.6	$2,489.9	$8,652.9	$9,217.7

Gross profit	$1,381.3	$1,501.2	$5,142.5	$5,363.2

Selling, general and administrative expenses	1,156.7	1,216.3	4,411.3	4,542.6

Non-service related pension and postretirement (cost) income	(27.9)	45.8	(26.6)	47.2

Other gain	—	15.3	19.5	15.3

Equity in net income of unconsolidated affiliates	13.5	10.9	48.2	45.7

Earnings before interest and taxes	210.2	356.9	772.3	928.8

Interest expense, net	13.7	20.0	66.6	87.8

Pre-tax income	196.5	336.9	705.7	841.0

Income tax expense	39.3	65.1	107.2	177.4

Net income	$157.2	$271.8	$598.5	$663.6

Diluted net income per common share (1)	$2.83	$4.55	$10.56	$10.76

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

Depreciation and amortization expense	$70.6	$75.6	$282.2	$298.6

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended February 2, 2025 and February 4, 2024 on a non-GAAP basis by excluding (i) the recognized actuarial (loss) gain on retirement plans in the fourth quarters of 2024 and 2023; (ii) the net restructuring costs incurred in the second, third, and fourth quarters of 2024 related to the Company's multi-year initiative to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the "Growth Driver 5 Actions"), consisting principally of severance and a gain on the sale of a warehouse and distribution center in the third quarter; (iii) the costs incurred in the third quarter of 2024 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”); (iv) the gains recorded in the fourth quarter of 2023 and the first quarter of 2024 in connection with the sale of the Company’s Heritage Brands women's intimates business (the "Heritage Brands intimates transaction"); (v) the costs incurred in the fourth quarter of 2023 in connection with the Heritage Brands intimates transaction, consisting of severance and other termination benefits; (vi) the restructuring costs incurred in the second, third, and fourth quarters of 2023 related to actions taken under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023 (the “2022 cost savings initiative”), consisting principally of severance; and (vii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,150.7	$1,211.0	$4,327.1	$4,479.5
Non-service related pension and postretirement income (2)	0.3	0.3	1.6	1.7
Other gain (3)		—	—	—
Earnings before interest and taxes (4)	244.4	301.4	865.2	931.1
Income tax expense (5)	49.3	59.3	133.6	184.4
Net income (6)	181.4	222.1	665.0	658.9
Diluted net income per common share (7)	$3.27	$3.72	$11.74	$10.68

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP non-service related pension and postretirement (cost) income to non-service related pension and postretirement income on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP other gain to other gain on a non-GAAP basis.
(4) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis. GAAP operating margin is defined as GAAP earnings before interest and taxes divided by revenue. Operating margin on a non-GAAP basis is defined as earnings before interest and taxes on a non-GAAP basis divided by revenue.

(5) Please see Table 6 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as a non-GAAP exclusions.

(6) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(7) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

Net income	$157.2	$271.8	$598.5	$663.6

Diluted net income per common share (1)	$2.83	$4.55	$10.56	$10.76

Pre-tax items excluded:

SG&A expenses associated with the 2022 cost savings initiative		3.5		61.3

SG&A expenses associated with the Heritage Brands intimates transaction		1.8		1.8

SG&A expenses associated with the Growth Driver 5 Actions	6.0		33.5

SG&A expenses associated with the Mr. Hilfiger amendment			50.7

Actuarial loss (gain) on retirement plans (recorded in non-service related pension and postretirement (cost) income)	28.2	(45.5)	28.2	(45.5)

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)			(9.5)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)		(15.3)	(10.0)	(15.3)

Tax effect of the pre-tax items above (2)	(10.0)	5.8	(26.4)	(7.0)

Net income on a non-GAAP basis	$181.4	$222.1	$665.0	$658.9

Diluted net income per common share on a non-GAAP basis (1)	$3.27	$3.72	$11.74	$10.68

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 6 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

Earnings before interest and taxes	$210.2	$356.9	$772.3	$928.8

Items excluded:

SG&A expenses associated with the 2022 cost savings initiative		3.5		61.3

SG&A expenses associated with the Heritage Brands intimates transaction		1.8		1.8

SG&A expenses associated with the Growth Driver 5 Actions	6.0		33.5

SG&A expenses associated with the Mr. Hilfiger amendment			50.7

Actuarial loss (gain) on retirement plans (recorded in non-service related pension and postretirement (cost) income)	28.2	(45.5)	28.2	(45.5)

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)			(9.5)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)		(15.3)	(10.0)	(15.3)

Earnings before interest and taxes on a non-GAAP basis	$244.4	$301.4	$865.2	$931.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

SG&A expenses	$1,156.7	$1,216.3	$4,411.3	$4,542.6

Items excluded:

Expenses associated with the 2022 cost savings initiative		(3.5)		(61.3)

Expenses associated with the Heritage Brands intimates transaction		(1.8)		(1.8)

Expenses associated with the Growth Driver 5 Actions	(6.0)		(33.5)

Expenses associated with the Mr. Hilfiger amendment			(50.7)

SG&A expenses on a non-GAAP basis	$1,150.7	$1,211.0	$4,327.1	$4,479.5

Table 4 - Reconciliations of GAAP non-service related pension and postretirement (cost) income to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

Non-service related pension and postretirement (cost) income	$(27.9)	$45.8	$(26.6)	$47.2

Item excluded:

Actuarial loss (gain) on retirement plans	28.2	(45.5)	28.2	(45.5)

Non-service related pension and postretirement income on a non-GAAP basis	$0.3	$0.3	$1.6	$1.7

Table 5 - Reconciliations of GAAP other gain to other gain on a non-GAAP basis

	Quarter Ended	Year Ended
	2/4/24	2/2/25	2/4/24

Other gain	$15.3	$19.5	$15.3

Items excluded:

Gain in connection with the Heritage Brands intimates transaction	(15.3)	(10.0)	(15.3)

Gain in connection with the Growth Driver 5 Actions		(9.5)

Other gain on a non-GAAP basis	$—	$—	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 6 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/25	2/4/24	2/2/25	2/4/24

Income tax expense	$39.3	$65.1	$107.2	$177.4

Item excluded:

Tax effect of pre-tax items identified as non-GAAP exclusions (1)	10.0	(5.8)	26.4	7.0

Income tax expense on a non-GAAP basis	$49.3	$59.3	$133.6	$184.4

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluates each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is (i) taxable or tax deductible, in which case the tax effect is taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumes no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended			Quarter Ended
	2/2/25			2/4/24
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$157.2	$(24.2)	$181.4	$271.8	$49.7	$222.1

Weighted average common shares	54.8		54.8	58.9		58.9
Weighted average dilutive securities	0.7		0.7	0.8		0.8
Total shares	55.5		55.5	59.7		59.7

Diluted net income per common share	$2.83		$3.27	$4.55		$3.72

	Year Ended			Year Ended
	2/2/25			2/4/24
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$598.5	$(66.5)	$665.0	$663.6	$4.7	$658.9

Weighted average common shares	56.0		56.0	61.0		61.0
Weighted average dilutive securities	0.7		0.7	0.7		0.7
Total shares	56.7		56.7	61.7		61.7

Diluted net income per common share	$10.56		$11.74	$10.76		$10.68

(1) Represents the impact on net income in the applicable periods ended February 2, 2025 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the net restructuring costs related to the Growth Driver 5 Actions; (iii) the costs incurred in connection with the Mr. Hilfiger amendment; (iv) the gain recorded in connection with the Heritage Brands intimates transaction; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended February 4, 2024 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain recorded in connection with the Heritage Brands intimates transaction; (iii) the costs related to the Heritage Brands intimates transaction; (iv) the restructuring costs related to the 2022 cost savings initiative; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	2/2/25	2/4/24
ASSETS
Current Assets:
Cash and Cash Equivalents	$748.0	$707.6
Receivables	876.3	807.2
Inventories	1,508.7	1,419.7
Other Assets	354.6	325.2
Total Current Assets	3,487.6	3,259.7
Property, Plant and Equipment	741.0	862.6
Operating Lease Right-of-Use Assets	1,157.5	1,213.8
Goodwill and Other Intangible Assets	5,281.0	5,419.5
Other Assets	366.1	417.3
TOTAL ASSETS	$11,033.2	$11,172.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,941.9	$1,905.1
Current Portion of Operating Lease Liabilities	289.1	288.9
Short-Term Borrowings	—	—
Current Portion of Long-Term Debt	510.8	577.5
Other Liabilities	559.7	615.0
Long-Term Portion of Operating Lease Liabilities	1,011.3	1,075.8
Long-Term Debt	1,579.9	1,591.7
Stockholders’ Equity	5,140.5	5,118.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,033.2	$11,172.9

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/2/25	2/4/24
Tommy Hilfiger North America
Net sales	$367.1	$371.5
Royalty revenue	28.8	24.1
Advertising and other revenue	5.4	5.0
Total	401.3	400.6

Tommy Hilfiger International
Net sales	861.6	932.2
Royalty revenue	14.9	13.4
Advertising and other revenue	4.3	5.0
Total	880.8	950.6

Total Tommy Hilfiger
Net sales	1,228.7	1,303.7
Royalty revenue	43.7	37.5
Advertising and other revenue	9.7	10.0
Total	1,282.1	1,351.2

Calvin Klein North America
Net sales	322.9	304.8
Royalty revenue	38.8	44.1
Advertising and other revenue	8.8	11.1
Total	370.5	360.0

Calvin Klein International
Net sales	661.6	687.0
Royalty revenue	11.7	13.7
Advertising and other revenue	1.9	3.7
Total	675.2	704.4

Total Calvin Klein
Net sales	984.5	991.8
Royalty revenue	50.5	57.8
Advertising and other revenue	10.7	14.8
Total	1,045.7	1,064.4

Heritage Brands Wholesale
Net sales	43.6	74.2
Royalty revenue	0.2	0.1
Advertising and other revenue	—	—
Total	43.8	74.3

Total Revenue
Net sales	2,256.8	2,369.7
Royalty revenue	94.4	95.4
Advertising and other revenue	20.4	24.8
Total	$2,371.6	$2,489.9

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/2/25			2/4/24
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$54.9	$(1.4)	$56.3	$38.5	$(0.9)	$39.4

Tommy Hilfiger International	123.0	(1.8)	124.8	164.1	(1.4)	165.5

Total Tommy Hilfiger	177.9	(3.2)	181.1	202.6	(2.3)	204.9

Calvin Klein North America	35.4	(1.8)	37.2	36.2	(0.6)	36.8

Calvin Klein International	71.9	—	71.9	110.5	(0.6)	111.1

Total Calvin Klein	107.3	(1.8)	109.1	146.7	(1.2)	147.9

Heritage Brands Wholesale	3.2	—	3.2	17.8	13.5	4.3

Corporate	(78.2)	(29.2)	(49.0)	(10.2)	45.5	(55.7)

Total earnings before interest and taxes	$210.2	$(34.2)	$244.4	$356.9	$55.5	$301.4

(1) The adjustments for the quarter ended February 2, 2025 represent the elimination of (i) the recognized actuarial loss on retirement plans and (ii) the restructuring costs related to the Growth Driver 5 Actions.

(2) The adjustments for the quarter ended February 4, 2024 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain recorded in connection with the Heritage Brands intimates transaction; (iii) the costs related to the Heritage Brands intimates transaction; and (iv) the restructuring costs related to the 2022 cost savings initiative.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	2/2/25	2/4/24
Tommy Hilfiger North America
Net sales	$1,252.8	$1,262.7
Royalty revenue	97.8	88.5
Advertising and other revenue	20.6	20.5
Total	1,371.2	1,371.7

Tommy Hilfiger International
Net sales	3,142.9	3,376.3
Royalty revenue	58.7	58.6
Advertising and other revenue	16.9	18.0
Total	3,218.5	3,452.9

Total Tommy Hilfiger
Net sales	4,395.7	4,639.0
Royalty revenue	156.5	147.1
Advertising and other revenue	37.5	38.5
Total	4,589.7	4,824.6

Calvin Klein North America
Net sales	1,120.0	1,112.4
Royalty revenue	155.1	165.2
Advertising and other revenue	40.9	47.0
Total	1,316.0	1,324.6

Calvin Klein International
Net sales	2,481.4	2,523.0
Royalty revenue	49.2	55.0
Advertising and other revenue	10.1	11.9
Total	2,540.7	2,589.9

Total Calvin Klein
Net sales	3,601.4	3,635.4
Royalty revenue	204.3	220.2
Advertising and other revenue	51.0	58.9
Total	3,856.7	3,914.5

Heritage Brands Wholesale
Net sales	206.0	477.4
Royalty revenue	0.4	0.9
Advertising and other revenue	0.1	0.3
Total	206.5	478.6

Total Revenue
Net sales	8,203.1	8,751.8
Royalty revenue	361.2	368.2
Advertising and other revenue	88.6	97.7
Total	$8,652.9	$9,217.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/2/25			2/4/24
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$146.2	$(19.9)	$166.1	$93.5	$(12.7)	$106.2

Tommy Hilfiger International	325.1	(48.2)	373.3	454.6	(17.3)	471.9

Total Tommy Hilfiger	471.3	(68.1)	539.4	548.1	(30.0)	578.1

Calvin Klein North America	149.9	(3.2)	153.1	107.6	(9.1)	116.7

Calvin Klein International	327.6	(7.1)	334.7	386.0	(10.8)	396.8

Total Calvin Klein	477.5	(10.3)	487.8	493.6	(19.9)	513.5

Heritage Brands Wholesale	36.4	10.0	26.4	39.3	5.7	33.6

Corporate	(212.9)	(24.5)	(188.4)	(152.2)	41.9	(194.1)

Total earnings before interest and taxes	$772.3	$(92.9)	$865.2	$928.8	$(2.3)	$931.1

(1) The adjustments for the year ended February 2, 2025 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the net restructuring costs related to the Growth Driver 5 Actions; (iii) the costs incurred related to the Mr. Hilfiger amendment; and (iv) the gain recorded in connection with the Heritage Brands intimates transaction.

(2) The adjustments for the year ended February 4, 2024 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the gain recorded in connection with the Heritage Brands intimates transaction; (iii) the costs related to the Heritage Brands intimates transaction; and (iv) the restructuring costs related to the 2022 cost savings initiative.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Reconciliations of 2024 Constant Currency Revenue

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	2/2/25	2/4/24

Tommy Hilfiger International	$880.8	$950.6	(7.3)%	(3.1)%	(4.2)%
Total Tommy Hilfiger	1,282.1	1,351.2	(5.1)%	(2.4)%	(2.7)%

Calvin Klein International	675.2	704.4	(4.1)%	(3.5)%	(0.6)%
Total Calvin Klein	1,045.7	1,064.4	(1.8)%	(2.6)%	0.8%

Total International Revenue	1,556.0	1,655.0	(6.0)%	(3.4)%	(2.6)%

Total Revenue	$2,371.6	$2,489.9	(4.8)%	(2.5)%	(2.3)%

Owned and Operated Retail Stores	$1,055.0	$1,094.8	(3.6)%	(2.5)%	(1.1)%
Owned and Operated Digital Commerce	248.4	276.0	(10.0)%	(2.1)%	(7.9)%
Total Direct-to-Consumer	$1,303.4	$1,370.8	(4.9)%	(2.5)%	(2.4)%

Wholesale	$953.4	$998.9	(4.6)%	(2.6)%	(2.0)%

	GAAP Revenue		% Change
	Year Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	2/2/25	2/4/24

Tommy Hilfiger International	$3,218.5	$3,452.9	(6.8)%	(0.8)%	(6.0)%
Total Tommy Hilfiger	4,589.7	4,824.6	(4.9)%	(0.7)%	(4.2)%

Calvin Klein International	2,540.7	2,589.9	(1.9)%	(1.4)%	(0.5)%
Total Calvin Klein	3,856.7	3,914.5	(1.5)%	(1.0)%	(0.5)%

Total Revenue	$8,652.9	$9,217.7	(6.1)%	(0.8)%	(5.3)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

Reconciliation of 2025 Constant Currency Revenue

First Quarter 2025 (Estimated)

GAAP revenue change	Flat to (2)%
Impact of foreign exchange	Flat to (1)%
Non-GAAP revenue change on a constant currency basis	Flat to (1)%

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

	First Quarter 2024
	(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results

Net income	$151.4	$8.5	$142.9
Total weighted average shares	58.4		58.4

Diluted net income per common share	$2.59		$2.45

(1) Represents the impact on net income in the quarter ended May 5, 2024 from the elimination of (i) the $10 million gain recorded in connection with the Heritage intimates transaction and (ii) a $2 million tax expense associated with the foregoing pre-tax item.